EXHIBIT 99


                                 Investor Contact: Pat Spratt
                                                   (978) 493-7182
                                                   pat.spratt@digital.com

                                 Media Contact:    Dan Kaferle
                                                   (978) 493-2195
                                                   dan.kaferle@digital.com

                DIGITAL EQUIPMENT CORPORATION REPORTS NET INCOME
                      OF $307 MILLION FOR THE THIRD QUARTER

          ....Company Records Strong Growth In Strategic Solutions....

       ....Earnings Per Share Growth 140 Percent Before One-Time Gain....


     MAYNARD, Mass., April 16, 1998 -- Digital Equipment Corporation (NYSE:DEC) today reported net income of $307 million, or $1.99 per common share on a diluted basis, for its third quarter which ended March 28, 1998, compared with net income of $51 million, or $0.27 per common share on a diluted basis, for the same period last year.

     The quarterly results reflect a $201 million net after tax gain from the sale of the company's network products assets to Cabletron Systems and continuing operations net income of $106 million, or $0.65 per common share on a diluted basis.

     Total operating revenue for the quarter was $3.191 billion, compared with $3.314 billion reported in the same quarter last year. The strong U.S. dollar had a significant impact on revenue growth. In constant currency, the revenue growth rate would have been about seven points higher than reported results. Total operating revenue was up three percent in constant currency.

     Product revenue for the quarter was $1.682 billion, compared with $1.837 billion reported in the prior year. Adjusting for currency and the divestment of network products, product revenue was up slightly year-over-year. Service revenue was $1.509 billion, compared with the $1.478 billion reported in last year's third quarter. In constant currency, services revenue was up nine percent.

     Revenue and order rate growth in the Americas and Europe was encouraging. In the Americas, revenue was up 8 percent in constant currency while in Europe, revenue was up 2 percent in constant currency. Asia revenues declined on a year-over-year basis, consistent with the weak economic pattern established in mid-1997.

     "I am very pleased with the overall performance of the company," said Digital Chairman Robert B. Palmer. "Digital is transforming into a services-led solutions provider and customers showed confidence in the industry-leading offerings delivered by our first class sales and services employees. We experienced improvement in nearly all operating areas."

     "We achieved this in an environment of continued problems in the Asian economy, a strong U.S. dollar worldwide, and an understandable, temporary hesitation by customers after our agreement to merge with Compaq Computer Corp. was announced," he said.

     In January, Digital announced the agreement to merge with Compaq in a cash and stock deal. The merger has already been approved by the European Commission. The merger remains subject to Digital shareholder approval and review by the Federal Trade Commission. The companies expect the transaction to close by the end of the current quarter.

     "After an initial period of addressing customer concerns on how this action would affect them, we experienced a notable upturn in orders as the quarter progressed," Palmer said. "The response of customers, partners and analysts to the proposed merger has been very positive."

     During the quarter the company also recognized a one-time gain before tax of $223 million for the sale of its network products assets to Cabletron Systems. The transaction value was approximately $133 million in cash and $301 million in product credits to be applied to future purchases. In addition the companies have an ongoing reseller and services agreement.

     During the quarter, the company experienced solid revenue growth in its server offerings. Windows NT Intel-based server revenue grew 43 percent while Digital UNIX AlphaServer revenue was up 11 percent year-over-year. Sales of 8200 and 8400 AlphaServer systems grew nearly 20 percent.

     "Our competitors who lack true 64-bit solutions would like people to believe that the future of Alpha is in question," Palmer said. "Nothing is further from the truth and it is clear that customers see the benefit of deploying the highest performing platform in the industry."

     The company made two significant announcements in the Digital UNIX area.

     Recently, Tandem Corp., a Compaq company, announced that it will adopt Digital UNIX as its strategic IA-64 UNIX platform. This reinforces an announcement in January by Digital and Sequent Computer Systems that they will collaborate on a 64-bit UNIX initiative to establish Digital UNIX as the leading IA-64 enterprise computing architecture and as the most interoperable UNIX with Windows NT.

     "Without question, Digital UNIX is establishing itself as the premier 64-bit UNIX available in the market today," Palmer said. "With more than 5,000 native 64-bit UNIX applications and growing, it is our goal to make Digital UNIX the industry standard."

     A prime example of customer confidence is a $100 million contract awarded by the Dealer Services Group of Automatic Data Processing Inc. to Digital. ADP has selected Digital's 64-bit AlphaServer UNIX-based systems to support its new Millennia3 Series computing platform. The system will enable 18,000 dealers nationwide to manage mission-critical applications, large databases and multimedia data with unmatched speed, capacity and reliability.

     "In combination, Windows NT, Digital UNIX and OpenVMS platforms provide customers with the widest range of solutions to meet their needs," Palmer said.

     Services performance was driven by gains in professional services offerings. Network and systems integration services revenue was up 10 percent and outsourcing management services revenue was up 18 percent. In addition, maintenance services for third-party products grew 15 percent.

     "I am particularly pleased with the performance of our worldwide services business. Professional services new business order rates have met planned growth levels and our outsourcing management services unit recorded its strongest quarter ever for new business booked," Palmer said.

     The company continues to invest in additional services capacity to support growth. Recently, Digital opened two Operations Management Center hubs - one in Colorado Springs, Colo., and the other a combined hub with facilities in Dublin, Ireland and Reading, England.

     These new centers provide the systems expertise to deliver efficient, cost-effective information technology services tailored to a customer's requirements.

     "Digital's services capabilities in support of open systems environments are second to none," Palmer said. "Customers realize the value we bring when their business is on the line and they need their problems solved quickly and effectively."

     During the quarter, Digital made several other significant product and partnership announcements.

     In January, Digital and Microsoft Corp. announced an expanded alliance to accelerate the adoption of Windows NT throughout the enterprise. The expanded alliance focuses on services, technology and go-to-market programs with Digital becoming Microsoft's first worldwide prime integrator for Windows NT.

     At the end of the quarter, Digital had the world's largest
Microsoft-certified global services organization and was the industry leader in Microsoft Exchange installations with more than 2.5 million seats under contract.

     In early February, Digital launched the Alpha 21264 family of microprocessors, the third generation of the Alpha architecture. The 21264 will be available in systems this summer and continues the industry-leading performance of the Alpha architecture. By the year 2000, it is expected to run at 1000MHz.

     Alpha is the technology behind the special effects of such theater gigahits as "Titantic," "Men in Black" and "Tomorrow Never Dies."

     Last month, Digital granted Samsung Electronics Co., Ltd., an Alpha architectural license to strengthen their ongoing business relationship based on the Alpha microprocessor family. Samsung will create a subsidiary dedicated to the marketing and sales of Alpha microprocessors. Samsung recently introduced its own 21264 Alpha microprocessors to the market.

     "It is clear that Alpha will retain its industry-leading performance well into the next century," Palmer said. "In addition to our partnership with Samsung, our agreement with Intel Corp. will enable us to concentrate on Alpha design technology and leadership systems solutions and not on running a semiconductor fabrication facility."

     The completion of the sale of the Digital semiconductor fabrication operations to Intel is subject to government review.

     Gross margin for the quarter was 34.3 percent compared with the 33.4 percent in the year ago quarter. Product gross margin was 36.2 percent compared with 35.3 percent in the third quarter of fiscal 1997. Service gross margin was
32.3 percent for the third quarter compared with 31.0 percent a year ago.

     "Our gross margin improvement has been a corporate success story," said Chief Financial Officer Vincent J. Mullarkey. "We have shown consistent improvement year-over-year. Our aggressiveness in refreshing product lines has provided customers greater performance and functionality while utilizing more cost effective product designs and manufacturing processes."

     Mullarkey said the company continued to see the favorable impact of its aggressive supply chain program. Improvements in accounts receivable days sales outstanding, inventory levels and inventory turns have been meaningful and consistent. Digital has experienced an unbroken trend of inventory turns improvement for the past four years.

     "Our attention to sound business fundamentals has yielded significant benefits," said Mullarkey. "Our inventory is now at the lowest level in over ten years, while inventory turns are the best in company history."

     Digital ended the quarter with $2.4 billion in cash and short-term investments.

     The company's stock repurchase program was suspended following the announcement of the Compaq merger.

     At quarter's end, the company had about 53,500 employees, down 1,700 from the comparable quarter a year ago.

     Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Such risks and uncertainties are discussed more fully in the company's latest quarterly report on Form 10-Q and the company's other filings with the Securities and Exchange Commission.

     Digital Equipment Corporation, recognized for product and service excellence, is a leading supplier of high-performance, Web-based computing solutions which help enterprises compete in the global marketplace. Digital gives its customers a winning Internet advantage through a comprehensive portfolio of Internet solutions based on award-winning systems, advanced networking infrastructure, innovative software, and industry applications - including those from its business partners. The expertise and experience of Digital employees help customers plan, design, implement, manage and support Internet solutions in countries throughout the world. For the latest company information, visit Digital on the World Wide Web at http://www.digital.com and/or http://www.newsdesk.com.


                                      ####

Note to Editors: Digital, the Digital logo, DEC, and AlphaServer, are trademarks of Digital Equipment Corporation. Windows NT and Windows NT Server are trademarks of Microsoft Corporation. UNIX is a registered trademark in the United States and other countries, licensed exclusively through X/Open Company, Ltd. Intel and IA-64 are registered trademarks of Intel Corporation. Cabletron is a registered trademark of Cabletron Systems. Compaq is a registered trademark of Compaq Computer Corporation. All company or product names may be trademarks or registered trademarks of the companies with which they are associated. CORP/98/

Digital Equipment Corporation
Reports Third Quarter Results

Consolidated Statements of Operations (Unaudited)
(in thousands except per share data)

                                                         Three-month Period Ended
                                                         ------------------------

                                                      March 28,1998    March 29, 1997
                                                      -------------    --------------

Product sales ....................................      $1,681,618       $1,836,516
Service revenues .................................       1,509,392        1,477,794
Total operating revenues .........................       3,191,010        3,314,310
Cost of product sales ............................       1,073,646        1,188,578
Service expense ..................................       1,022,201        1,019,290
Research and engineering expenses ................         261,274          256,476
Selling, general and administrative expenses .....         738,400          798,714
Operating income .................................          95,489           51,252
Other (income)/expense, net (1) ..................        (244,791)         (10,848)
Income before income taxes .......................         340,280           62,100
Provision for income taxes .......................          33,457           11,134
Net income .......................................         306,823           50,966
Dividend on preferred stock ......................           8,875            8,875
Net income applicable to common share ............      $  297,948       $   42,091
Basic earnings per share (2) .....................      $     2.03       $     0.27
Diluted earnings per share (2) ...................      $     1.99       $     0.27
Weighted average common shares outstanding (2):
Basic ............................................         146,929          154,282
Diluted ..........................................         149,398          155,299

                                                         Nine-month Period Ended
                                                         -----------------------

                                                      March 28, 1998   March 29, 1997
                                                      --------------   --------------

Product sales ....................................      $5,080,232       $5,202,959
Service revenues .................................       4,395,566        4,380,739
Total operating revenues .........................       9,475,798        9,583,698
Cost of product sales ............................       3,226,158        3,445,203
Service expense ..................................       3,002,895        3,016,261
Research and engineering expenses ................         798,760          763,961
Selling, general and administrative expenses .....       2,262,562        2,348,297
Operating income/(loss) ..........................         185,423            9,976
Other (income)/expense, net (1) ..................        (271,691)         (27,465)
Income/(loss) before income taxes ................         457,114           37,441
Provision for income taxes .......................          50,400           20,475
Net income/(loss) ................................         406,714           16,966
Dividends on preferred stock .....................          26,625           26,625
Net income/(loss) applicable to common share .....      $  380,089       $   (9,659)
Basic earnings/(loss) per share (2) ..............      $     2.58       $    (0.06)
Diluted earnings/(loss) per share (2) ............      $     2.54       $    (0.06)
Weighted average common shares outstanding (2):
Basic ............................................         147,574          154,599
Diluted ..........................................         149,617          154,599

Note (1): In the third quarter of fiscal 1998, Other (income)/expense, net includes $25 million of interest income, $17 million of interest expense and $237 million of net gains on divestments. In the third quarter of fiscal 1998, approximately $223 million related to the sale of network assets were included in net gains on divestments. In the third quarter of fiscal 1997, Other (income)/expense, net includes $30 million of interest income, $21 million of interest expense and $2 million of net gains on divestments. In the first nine months of fiscal 1998, Other (income)/expense, net includes $85 million of interest income, $59 million of interest expense and $246 million of net gains on divestments. In the first nine months of fiscal 1997, Other (income)/expense, net includes $82 million of interest income, $64 million of interest expense and $9 million of net gains on divestments.

Note (2): In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128-Earnings per Share. These financial statements have been prepared and presented based on the new standard. Prior periods amounts have been restated to conform to current year presentation.

Basic earnings per share amounts are calculated based on the weighted average number of common shares outstanding during periods of net income, after deducting applicable preferred stock dividends. Diluted earnings per share amounts are calculated based on the weighted average number of common shares and common share equivalents outstanding during periods of net income after deducting applicable preferred stock dividends. Per share amounts are calculated based only on the weighted number of shares outstanding during periods of net loss, after deducting applicable preferred stock dividends.


Selected Balance Sheet Data (Unaudited) - Q3FY98
(in thousands except per share and employee data)

                                                            March 28, 1998
                                                            --------------

Cash, cash equivalents and short-term investments .........    $2,416,890
Accounts receivable, net of allowances ....................     2,704,976
Inventories ...............................................     1,239,835
Prepaid expenses, deferred income taxes
and other current assets ..................................       663,417
Total current assets ......................................     7,025,118
Property, plant and equipment, net ........................     2,049,902
Other assets ..............................................       282,236
Total assets ..............................................     9,357,256
Bank loans and current portion of long-term debt ..........        28,823
Accounts payable ..........................................       786,005
Accrued restructuring costs ...............................       217,491
Total current liabilities .................................     3,760,987
Long-term debt ............................................       741,150
Postretirement and other postemployment benefits ..........     1,137,368
Total liabilities .........................................     5,639,505
Stockholders' equity ......................................    $3,717,751
Book value per common share ...............................    $    22.50
Non-U.S. revenues..........................................QTR $2,087,145
                                                                       65%
                                                           YTD $6,166,676
                                                                       65%
Employee population (approximately) .......................        53,500